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                                                                      EXHIBIT 12

                             WASTE MANAGEMENT, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)

                                          Three Months Ended March 31,
                                          ----------------------------
                                               2000          1999
                                          -------------  -------------
Income before income taxes and
    minority interest                      $    125,825  $    601,122
                                           ------------  ------------
Fixed charges deducted from income:
  Interest expense                              210,209       176,157
  Implicit interest in rents                     15,945        19,899
                                           ------------  ------------
                                                226,154       196,056
                                           ------------  ------------
    Earnings available for fixed charges   $    351,979  $    797,178
                                           ============  ============

Interest expense                           $    210,209  $    176,157
Capitalized interest                              4,265        11,110
Implicit interest in rents                       15,945        19,899
                                           ------------  ------------
    Total fixed charges                    $    230,419  $    207,166
                                           ============  ============

    Ratio of earnings to fixed charges             1.53          3.85
                                           ============  ============